Exhibit 99.1
Dawson Geophysical Company Announces Fielding of Additional Crew
MIDLAND, Texas, January 25, 2006/ PR Newswire/ — Dawson Geophysical Company (NASDAQ DWSN) today announced that its Board of Directors has approved the fielding of an additional data acquisition crew. The new crew is expected to commence operations in May, 2006. The Company’s Board of Directors has also approved an increase of $15,000,000 to the Company’s capital expenditure budget to cover the cost of equipping the new crew and to expand and update existing crews, bringing the Company’s approved capital expenditure budget for fiscal 2006 to $25,000,000. The additional crew will bring the Company’s total crew count to twelve.
In addition, the Board of Directors has named Stephen C. Jumper, Company President and Chief Operating Officer since 2001, as President and Chief Executive Officer effective today. Mr. Jumper’s career with Dawson spans 21 years, beginning as data processing geophysicist and advancing to Vice President of Technical Services. The Board has also named executive vice president C. Ray Tobias as Chief Operating Officer. L. Decker Dawson, our current Chief Executive Officer and Chairman of the Board of Directors, will step down as Chief Executive Officer, but will continue to serve as Chairman of the Board of Directors.
In yesterday’s annual stockholders meeting, shareholders re-elected members of the Board of Directors, voted to increase the Company’s authorized common stock from 10,000,000 to 50,000,000 and named KPMG LLP independent public accountants for the fiscal year ending September 30, 2006. Shareholders did not adopt a proposed increase in the Company’s 2004 incentive stock plan. The Company has no current plans to issue any of the newly authorized common stock.
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D, and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company's actual results of operations. These risks include, but are not limited to, dependence upon energy industry spending, the volatility of oil and gas prices, weather interruptions, the ability to obtain land access rights of way and the availability of capital resources. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended September 30, 2005. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.